Exhibit 99
News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq Global Select Market	(630) 875-7283
SYMBOL:	FMBI	www.firstmidwest.com

FIRST MIDWEST REPORTS STRONG SECOND QUARTER RESULTS
2nd QUARTER 2006 HIGHLIGHTS:
*	Net Income of $28.7 million, Up 8.4% vs. 2Q05
*	Bank Calumet Integration and Related Costs of $1.8 Million After Tax
*	Stock Option Expense of $452 Thousand After Tax
*	Net Interest Margin of 3.70%, Down 6 Basis Points From 1Q06
*	Corporate Loans Up 4.3% vs. 1Q06, 17.2% Annualized

ITASCA, IL, JULY 26, 2006 - First Midwest Bancorp, Inc. ("First Midwest") (NASDAQ NGS: FMBI) today reported net income for second quarter ended June 30, 2006 of $28.7 million, up 8.4% as compared to $26.5 million in second quarter 2005. For the first six months of 2006, net income was $54.5 million, up 5.4% as compared to $51.7 million for the first six months of 2005.

As expected, second quarter 2006 performance was negatively impacted by integration and related costs specific to the Bank Calumet acquisition totaling $3.0 million or $1.8 million after tax. In addition, operating results reflect stock option expense attributable to the adoption of FAS 123R of $741 thousand or $452 thousand after tax.

Earnings per diluted share was $0.57 for second quarter ended June 30, 2006 and $1.12 for the first six months of 2006 as compared to $0.58 for second quarter 2005 and $1.12 for the first six months of 2005. Earnings per diluted share for both second quarter 2006 and the first six months of 2006 was negatively impacted by the issuance of 4.4 million common shares on March 9, 2006 to aid in the financing of Bank Calumet as well as $0.04 due to integration and related expenses specific to the acquisition of Bank Calumet. In addition, operating results include the impact of expensing stock options of $0.01 per diluted share in second quarter 2006 and $0.02 per diluted share in the first six months of 2006.

Second quarter 2006 performance resulted in an annualized return on average assets of 1.33%, as compared to 1.52% for second quarter 2005, and an annualized return on average equity of 16.5%, as compared to 19.9% for second quarter 2005.

"I am pleased to report on what has been a solid and very active second quarter of 2006," said First Midwest President and Chief Executive Officer John O'Meara. "We have made significant progress integrating Bank Calumet into our organization, including a successful system conversion this past May, only forty-five days after the transaction closed. With many of the integration steps related to infrastructure now completed, our focus is squarely set on maximizing the sales and marketing opportunities within the Northwest Indiana marketplace. Across our organization as a whole, performance was solid during the second quarter. Corporate loan growth continued to show strong momentum, with middle market, real estate commercial, and real estate construction lending performance exceeding our expectations. Retail progress remained steady as we opened 6.8% more new core deposit accounts during the first half of 2006 than the same period in 2005. Additionally, credit costs remain low, asset quality remains solid, and our fee-based revenues continue to expand."

Earnings Guidance

O'Meara concluded, "As a result of strong competition for both loans and deposits, a shift in deposit balances towards higher-yielding products, and the persistence of a flat yield curve, margin performance has continued to be a significant industry-wide challenge. The flatness of the yield curve has led us to embark on a strategy to reduce the size of our securities portfolio by approximately $200 million during the last six months of 2006, as we forgo the reinvestment of scheduled cash flows. Simultaneously, we continue to focus on enhancing the value of our franchise through core deposit growth and the prudent expansion of our loan portfolio.

As we navigate the remainder of 2006, we expect the negative impact of continued margin pressure and slowing consumer loan demand to be partially offset by solid corporate loan growth, low credit costs, increased fee-based revenues, and diligent expense management. Based on year-to-date results and our expectations for the second half of 2006, we currently expect full year diluted earnings per share to be in the range of $2.38 to $2.44."

Net Interest Margin

First Midwest's net interest income was $66.0 million for second quarter 2006, up 11.0% from $59.4 million for 2005's second quarter. This increase was driven by a $1.4 billion increase in earning assets compared to second quarter 2005, which was primarily due to the acquisition of Bank Calumet on March 31, 2006. Net interest margin for second quarter 2006 was 3.70%, down 6 basis points from first quarter 2006 and reflected the combined impact of higher funding costs, a flattened yield curve on repricing asset and liabilities as well as competitive pricing pressures. This impact was partially offset by higher variable-rate asset yields and the incremental contribution resulting from the assets and liabilities acquired as part of the Bank Calumet transaction.

Increases in Loan Growth and Funding

Total loans of $5.0 billion as of June 30, 2006, increased 19.4% from June 30, 2005. This growth was due primarily to the addition of $676.4 million of loans acquired as part of the acquisition of Bank Calumet. Total loans as of June 30, 2006 were relatively unchanged from March 31, 2006 due to the securitization of $106.0 million of 1-4 family residential mortgages acquired from Bank Calumet. Excluding these loans, First Midwest's total loans increased 2.1%, or 8.4% on an annualized basis, from March 31, 2006, primarily due to growth in corporate lending. Corporate loans increased 4.3% from March 31, 2006, or 17.2% annualized, reflecting growth in commercial, agricultural, real estate commercial, and real estate construction lending.

Average deposits for second quarter 2006 totaled $6.2 billion, as compared to $5.1 billion for both first quarter 2006 and second quarter 2005. The 20.9% increase from first quarter 2006 is primarily attributable to deposits obtained through the acquisition of Bank Calumet.

Noninterest Income and Expense

First Midwest's total noninterest income for second quarter 2006 was $25.3 million, up 28.4% from $19.7 million in second quarter 2005, primarily due to stronger fee-based revenues and comparatively higher revenue from corporate owned life insurance. For second quarter 2006, fee-based revenues totaled $23.1 million, up $5.5 million, or 31.3%, as compared to second quarter 2005, with approximately $3.6 million of this increase attributed to the acquisition of Bank Calumet, and the remainder reflecting comparatively higher service charges and card-based revenues.

Total noninterest expense for second quarter 2006 was $52.0 million, including $3.0 million of integration and other costs specific to the acquisition of Bank Calumet. Excluding these expenses, noninterest expense would have totaled $49.0 million, up from $41.2 million in second quarter 2005 with the majority of this increase reflecting comparatively higher salaries, employee benefits, professional services, and occupancy expenses resulting from the acquisition of Bank Calumet.

First Midwest's efficiency ratio was 52.1% for second quarter 2006, as compared to 48.7% for second quarter 2005, with the comparative increase reflecting the impact of both the Bank Calumet acquisition and integration related costs and stock option expense.

Stable Credit Quality

First Midwest's overall credit quality remained stable during second quarter 2006, with nonperforming assets as of June 30, 2006 decreasing by 7.4% to $19.6 million, from $21.2 million at March 31, 2006. Net charge-offs for second quarter 2006 were 0.16% of average loans, as compared to 0.15% for first quarter 2006. As of June 30, 2006, nonperforming assets, including foreclosed real estate, represented 0.39% of total loans plus foreclosed real estate, as compared to 0.42% as of March 31, 2006. As of June 30, 2006, the reserve for loan losses represented 404% of nonperforming loans and stood at 1.24% of total loans.

Solid Capital Management

As of June 30, 2006, First Midwest's Total Risk Based Capital ratio was 11.17%, compared to 11.35% as of June 30, 2005. The Tier 1 Risk Based Capital ratio was 8.64%, compared to 10.31% as of June 30, 2005. First Midwest's Tier 1 Leverage Ratio was 6.59% compared to 8.10% as of June 30, 2005. First Midwest's tangible capital ratio, which represents the ratio of stockholders' equity to total assets excluding intangible assets, stood at 4.72%, down from 6.33% as of June 30, 2005. This decline was primarily due to an increase in goodwill and other intangible assets resulting from the acquisition of Bank Calumet and changes in accumulated other comprehensive income, stemming from declines in the market value of available-for-sale securities. First Midwest has elected to suspend its stock repurchase program as it looks to rebuild tangible capital following the acquisition of Bank Calumet.

About First Midwest

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 101 offices located in 61 communities, primarily in metropolitan Chicago. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2005 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated July 26, 2006

Operating Highlights	Quarters Ended				Six Months Ended
Unaudited	June 30,				June 30,

(Amounts in thousands except per share data)	2006		2005		2006		2005

Net income	$28,735		$26,510		$54,503		$51,717
Diluted earnings per share	$0.57		$0.58		$1.12		$1.12
Return on average equity	16.50%		19.85%		17.02%		19.50%
Return on average assets	1.33%		1.52%		1.35%		1.51%
Net interest margin	3.70%		3.93%		3.73%		3.90%
Efficiency ratio	52.12%		48.75%		51.84%		49.30%

Balance Sheet Highlights
Unaudited

(Amounts in thousands except per share data)					Jun. 30, 2006		Jun. 30, 2005

Total assets					$8,692,828		$7,073,141
Total loans					5,041,345		4,223,168
Total deposits					6,258,185		5,088,429
Stockholders' equity					694,938		537,084
Book value per share					$13.92		$11.83
Period end shares outstanding					49,925		45,399

Stock Performance Data	Quarters Ended				Six Months Ended
Unaudited	June 30,				June 30,

	2006		2005		2006		2005

Market Price:
Quarter End	$37.08		$35.08		$37.08		$35.08
High	$37.52		$36.45		$37.52		$36.75
Low	$34.64		$31.25		$32.62		$31.25

Quarter end price to book value	2.7	x	3.0	x	2.7	x	3.0	x
Quarter end price to consensus estimated 2006 earnings	15.2	x	N/A		15.2	x	N/A
Dividends declared per share	$0.275		$0.250		$0.550		$0.490

First Midwest Bancorp, Inc.	Press Release Dated July 26, 2006

Condensed Consolidated Statements of Condition
Unaudited (1)	June 30,

(Amounts in thousands)	2006	2005

Assets
Cash and due from banks	$236,848	$138,719
Funds sold and other short-term investments	7,399	7,248
Securities available for sale	2,593,715	2,264,616
Securities held to maturity, at amortized cost	116,707	67,503
Loans	5,041,345	4,223,168
Reserve for loan losses	(62,359)	(56,262)

Net loans	4,978,986	4,166,906

Premises, furniture, and equipment	121,796	92,002
Investment in corporate owned life insurance	193,048	153,777
Goodwill and other intangible assets	298,803	95,647
Accrued interest receivable and other assets	145,526	86,723

Total assets	$8,692,828	$7,073,141

Liabilities and Stockholders' Equity
Deposits	$6,258,185	$5,088,429
Borrowed funds	1,412,553	1,249,814
Long-term debt	226,128	132,707
Accrued interest payable and other liabilities	101,024	65,107

Total liabilities	7,997,890	6,536,057

Common stock	613	569
Additional paid-in capital	204,519	61,477
Retained earnings	789,593	736,779
Accumulated other comprehensive (loss) income	(33,175)	9,344
Treasury stock, at cost	(266,612)	(271,085)

Total stockholders' equity	694,938	537,084

Total liabilities and stockholders' equity	$8,692,828	$7,073,141

(1) While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with U.S. generally accepted accounting principles and, as of June 30, 2005, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended June 30, 2006.

First Midwest Bancorp, Inc.			Press Release Dated July 26, 2006

Condensed Consolidated Statements of Income	Quarters Ended		Six Months Ended
Unaudited (1)	June 30,		June 30,

(Amounts in thousands except per share data)	2006	2005	2006	2005

Interest Income
Loans	$90,512	$64,325	$164,827	$123,940
Securities	32,408	24,844	59,459	48,328
Other	130	89	289	145

Total interest income	123,050	89,258	224,575	172,413

Interest Expense
Deposits	36,546	20,204	65,014	37,364
Borrowed funds	16,842	7,599	30,070	14,422
Long-term debt	3,704	2,044	6,068	4,107

Total interest expense	57,092	29,847	101,152	55,893

Net interest income	65,958	59,411	123,423	116,520
Provision for loan losses	2,059	1,800	3,649	4,950

Net interest income after provision for loan losses	63,899	57,611	119,774	111,570

Noninterest Income
Service charges on deposit accounts	10,847	7,446	18,471	14,139
Trust and investment management fees	3,695	3,150	6,867	6,279
Other service charges, commissions, and fees	4,837	4,402	9,302	8,212
Card-based fees	3,762	2,620	6,331	4,967

Subtotal, fee-based revenues	23,141	17,618	40,971	33,597

Corporate owned life insurance income	1,940	1,223	3,444	2,418
Security gains (losses), net	20	(16)	389	2,545
Other	166	848	1,835	1,259

Total noninterest income	25,267	19,673	46,639	39,819

Noninterest Expense
Salaries and employee benefits	27,039	24,059	52,671	46,912
Net occupancy expense	5,206	4,027	9,664	8,288
Equipment expense	2,705	2,073	4,836	4,168
Technology and related costs	1,838	1,396	3,282	2,777
Other	15,202	9,690	25,249	18,872

Total noninterest expense	51,990	41,245	95,702	81,017

Income before taxes	37,176	36,039	70,711	70,372
Income tax expense	8,441	9,529	16,208	18,655

Net Income	$28,735	$26,510	$54,503	$51,717

Diluted Earnings Per Share	$0.57	$0.58	$1.12	$1.12

Dividends Declared Per Share	$0.275	$0.250	$0.550	$0.490

Weighted Average Diluted Shares Outstanding	50,244	45,900	48,571	46,031

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with U.S. generally accepted accounting principles and, for the quarter and six months ended June 30, 2005, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter and six months ended June 30, 2006.

First Midwest Bancorp, Inc.		Press Release Dated July 26, 2006

Selected Quarterly Data
Unaudited	Year to Date			Quarters Ended

(Amounts in thousands except per share data)	6/30/06	6/30/05	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05

Net interest income	$123,423	$116,520	$65,958	$57,465	$59,349	$59,981	$59,411
Provision for loan losses	3,649	4,950	2,059	1,590	2,780	1,200	1,800
Noninterest income	46,639	39,819	25,267	21,372	14,410	20,383	19,673
Noninterest expense	95,702	81,017	51,990	43,712	42,578	42,108	41,245
Net income	54,503	51,717	28,735	25,768	22,630	27,030	26,510
Diluted earnings per share	$1.12	$1.12	$0.57	$0.55	$0.49	$0.59	$0.58
Return on average equity	17.02%	19.50%	16.50%	17.64%	16.58%	19.76%	19.85%
Return on average assets	1.35%	1.51%	1.33%	1.44%	1.25%	1.51%	1.52%
Net interest margin	3.73%	3.90%	3.70%	3.76%	3.79%	3.88%	3.93%
Efficiency ratio	51.84%	49.30%	52.12%	51.51%	49.76%	49.39%	48.75%

Period end shares outstanding	49,925	45,399	49,925	49,866	45,387	45,385	45,399
Book value per share	$13.92	$11.83	$13.92	$13.81	$11.99	$11.81	$11.83
Dividends declared per share	$0.550	$0.490	$0.275	$0.275	$0.275	$0.250	$0.250

Asset Quality
Unaudited	Year to Date		Quarters Ended

(Amounts in thousands)	6/30/06	6/30/05	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05

Nonaccrual loans	$15,447	$11,419	$15,447	$17,178	$11,990	$12,206	$11,419
Foreclosed real estate	4,195	2,905	4,195	4,033	2,878	2,711	2,905
Loans past due 90 days and still accruing	14,185	7,463	14,185	10,693	8,958	10,386	7,463

Nonperforming loans to loans	0.31%	0.27%	0.31%	0.34%	0.28%	0.28%	0.27%
Nonperforming assets to loans plus foreclosed real estate	0.39%	0.34%	0.39%	0.42%	0.35%	0.35%	0.34%
Nonperforming assets plus loans past due 90 days to loans plus foreclosed real estate	0.67%	0.52%	0.67%	0.63%	0.55%	0.59%	0.52%
Reserve for loan losses to loans	1.24%	1.33%	1.24%	1.24%	1.31%	1.31%	1.33%
Reserve for loan losses to nonperforming loans	404%	493%	404%	363%	470%	461%	493%

Provision for loan losses	$3,649	$4,950	$2,059	$1,590	$2,780	$1,200	$1,800
Net loan charge-offs	3,618	5,406	2,053	1,565	2,670	1,179	1,782

Net loan charge-offs to average loans	0.16%	0.26%	0.16%	0.15%	0.25%	0.11%	0.17%